Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Reports Results for Fourth Quarter 2007

Bensalem, Pennsylvania, September 12, 2007:

Orleans Homebuilders, Inc. (AMEX:OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Greensboro and Raleigh, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; Orlando, Palm Coast and Palm Bay, Florida; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Financial Highlights for the Year Ended June 30, 2007:

•                  Fiscal year 2007 residential property revenue decreased 34% to $647.3 million (1,487 homes) compared with $975.5 million (2,303 homes) for the prior year period.  The average selling price for homes delivered in fiscal 2007 was $435,000 compared to $424,000 in the prior year.

•                  Fiscal year 2007 new orders decreased 17% to $630.6 million (1,381 homes) compared with $756.9 million (1,612 homes) for the prior year period.

•                  Net new orders for the second half of fiscal year 2007 increased 9% to $360.4 million compared with $332.2 million for the prior year period.  Net new orders in units for the second half of fiscal year 2007 increased 16% to 765 homes compared with 662 homes for the prior year period.

•                  The backlog at June 30, 2007 decreased 5% to $317.9 million (609 homes) compared with $334.7 million (715 homes) at June 30, 2006.   At June 30, 2007, 87% of this backlog was in the northern and southern regions, compared with 76% in those regions at June 30, 2006.  The average selling price for homes in backlog at June 30, 2007 was $522,000 compared to $468,000 as of June 30, 2006.

•                  The Company experienced a cancellation rate of approximately 23% for the year ended June 30, 2007, which is consistent with the cancellation rate for the year ended June 30, 2006.  The Company’s cancellation rate experienced in each of the last two fiscal quarters was approximately 20%, compared to 20% and 40% for the last two fiscal quarters of fiscal 2006.

•                  The Company owns or controls approximately 10,500 building lots at June 30, 2007 (a 38% decrease over the prior year), which includes lots controlled though contracts and options on approximately 2,650 building lots.  At June 30, 2006, the Company owned or controlled approximately 16,900 building lots, of which approximately 8,250 were controlled through contracts and options.

•                  The Company completed land sales in the year ended June 30, 2007 of $25.2 million, which were primarily attributable to the sale of a parcel of land in the southern region for approximately $13.6 million in the third quarter, as well as land sales across various regions in the fourth quarter for an aggregate of $8.1 million.  The Company recognized $2.0 million of land sales for the year ended June 30, 2006.

•                  Excluding charges for inventory impairments, write-offs of abandoned projects and other pre-acquisition costs, impairment of goodwill, severance charges and stock option expense, fiscal year 2007 year-to-date adjusted EBITDA (2) decreased to $26.2 million compared with $126.9 million for the prior year period.

•                  Fiscal year 2007 net loss was $66.9 million ($3.62 per diluted share), including charges related to inventory impairments, write-offs of abandoned projects and other pre-acquisition costs, impairment of goodwill and severance of $69.8 million net of tax, compared to net income of $63.0 million ($3.35 per diluted share) for the prior year period.  Excluding charges for inventory impairments, write-offs of abandoned projects and other pre-acquisition costs, impairment of goodwill and severance, fiscal year 2007 adjusted net income was $2.9 million ($0.16 per diluted share) (1).

•                  The Company entered into a Supplemental Indenture to revise the provisions of the Trust Preferred Securities on August 13, 2007.  The Indenture became effective on September 7, 2007.

•                  Subsequent to year end, the Company entered into a fourth amendment to its amended and restated Revolving Credit Facility.  Among other things, the fourth amendment reduced the aggregate size of the credit facility by 10% from $650.0 million to $585.0 million; extended the maturity date by one year to December 20, 2009 for consenting Lenders (currently 75.46% of Lenders holding $447.3 million of the $585.0 million revised facility); and made certain other modifications applicable to all Lenders, including modifications to financial covenants and certain definitions through the maturity in 2009.  The fourth amendment was executed on September 6, 2007 and was effective as of June 30, 2007.

Financial Highlights for the Fourth Quarter Ended June 30, 2007:

•                  Fiscal year 2007 fourth quarter residential property revenue decreased 48% to $203.5 million (443 homes) compared with $388.8 million (835 homes) for the prior year period.  The average selling price for homes delivered in the fourth quarter was $459,000 compared to $466,000 in the prior year.

•                  Fiscal year 2007 fourth quarter new orders increased 18% to $159.3 million compared with $135.4 million for the prior year period.  Net new orders in units for the fourth quarter increased 30% to 328 homes compared to 252 homes in the prior year period.  This is the second consecutive quarterly period that new order activity has increased over the prior year period.

•                  Fiscal year 2007 fourth quarter net loss was $11.3 million ($0.61 per diluted share), which includes charges related to inventory impairments, write-offs of abandoned projects and other pre-acquisition costs, impairment of goodwill and severance charges of $10.8 million net of tax, compared to net income of $27.0 million ($1.44 per diluted share) for the prior year period.  Excluding charges for inventory impairments, write-offs of abandoned projects and other pre-acquisition costs, impairment of goodwill and severance, adjusted net loss for the fourth quarter of fiscal year 2007 was $0.5 million ($0.03 per diluted share) (1).

•                  The Company’s cancellation rate of 20% for the quarter ended June 30, 2007 has decreased from a cancellation rate of 40% for the quarter ended June 30, 2006.  Decrease primarily related to abnormally high cancellations in the Florida region during the quarter ended June 30, 2006.

•                  The Company completed land sales across various regions in the quarter ended June 30, 2007 of $8.1 million.  The Company recognized $0.7 million of land sales for the quarter ended June 30, 2006.

•                  Excluding charges for inventory impairments, write-offs of abandoned projects and other pre-acquisition costs, impairment of goodwill, severance charges and stock option expense, fiscal year 2007 fourth quarter adjusted EBITDA (2) decreased to $6.2 million compared with $55.6 million for the prior year period.

Impairment of Inventory and the Write-off of Abandoned Projects and Other Pre-Acquisition Costs:

As a result of a various factors, including a decrease in anticipated absorption rates at various communities, slower than anticipated pace of new orders, increased uncertainty with respect to the overall mortgage market, increased mortgage underwriting standards, an increase in sales incentives and decreased homebuyer demand due to lower consumer confidence in the overall housing market, the Company recorded a pre-tax charge in the fiscal year 2007 fourth quarter related to inventory impairments of $19.3 million.  For the fiscal year 2006 fourth quarter, the Company recognized $1.9 million for inventory impairments.

•                  For the quarter ended June 30, 2007, the Company recorded inventory impairments of $19.3 million on a pre-tax basis ($11.0 million net of tax), which consisted of impairments on 16 communities, primarily in the Florida and midwestern regions, and also in the northern and southern regions.

•                  The total aggregate inventory impairments for the year ended June 30, 2007 were $76.5 million on a pre-tax basis ($46.6 million net of tax) compared to $1.9 million on a pre-tax basis ($1.1 million net of tax) for the year ended June 30, 2006.

The total write-offs of abandoned projects and other pre-acquisition costs for the year ended June 30, 2007 were $19.7 million on a pre-tax basis ($11.9 million net of tax) compared to $4.5 million on a pre-tax basis ($2.7 million net of tax) for the year ended June 30, 2006.

Outlook

The unfavorable market conditions in the housing industry have negatively impacted the Company’s new order activity.   In addition, the increasing uncertainty with respect to the overall mortgage market, including the jumbo and Alt-A mortgage markets, may further reduce demand for our homes and require the increased use of sales incentives to overcome negative buyer sentiment.  The Company believes that these unfavorable market conditions may continue to have a negative impact on new orders and new order pricing in the near term, thereby further reducing revenues, gross margins and net income.  The Company is responding to these unfavorable market conditions by attempting to reduce inventory levels through the use of sales incentives and emphasizing cost reductions to adjust for lower levels of production.  The Company also continues to evaluate the feasibility of its owned and controlled lot positions.

Orleans Homebuilders will hold its quarterly conference call to discuss fiscal year results to date on Wednesday, September 12, 2007, at 10:00 a.m. Eastern Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the year  ended June 30, 2007 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following fourteen distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Greensboro and Raleigh, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; Orlando, Palm Coast and Palm Bay, Florida; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Use of Non-GAAP Financial Information

(1) Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to net income and earnings per share, the most directly comparable GAAP financial measures.  Adjusted net income and adjusted earnings per share represents net income and earnings per share excluding the effects of charges for inventory impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill and severance charges.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of non-recurring and non-cash charges related to inventory impairments, the write-off of abandoned projects and other pre-acquisition costs and impairment of goodwill.

Reconciliation of net loss and earnings per share to net (loss) income and earnings per share excluding charges for inventory impairments, write-off of abandoned projects and other pre-acquisitions costs, severance charges and impairment of goodwill:

	Three Months Ended 6/30/2007	Three Months Ended 6/30/2006	Fiscal Year Ended 6/30/2007	Fiscal Year Ended 6/30/2006
	(in thousands,
	except per share amounts)

Reported net (loss) income and earnings per share
Reported net (loss) income	$(11,327)	$27,038	$(66,850)	$63,041

Reported net (loss) income per common share	$(0.61)	1.44	$(3.62)	$3.35

Adjusted net loss and earnings per share:
Reported net loss	$(11,327)	$27,038	$(66,850)	$63,041
After tax charges for inventory impairments, write-off of abandoned projects and other pre- acquisition costs, severance charges and impairment of goodwill	$10,824	$3,144	$69,761	$3,897

Adjusted net (loss) income, excluding charges for inventory impairments, write-off of abandoned projects and other pre-acquisition costs, severance charges and impairment of goodwill	$(503)	$30,182	$2,911	$66,938

Adjusted diluted net (loss) income per common share, excluding charges for inventory impairments, write-off of abandoned projects and other pre-acquisition costs, severance charges and impairment of goodwill	$(0.03)	$1.61	$0.16	$3.56

Basic shares outstanding	18,502	18,391	18,458	18,483

Common stock equivalents	—	341	156	341

Diluted shares outstanding	18,502	18,732	18,614	18,824

Common stock equivalents are anti-dilutive for the three months ended 6/30/2007.

(2) Reconciliation of Adjusted EBITDA to net income (loss)

	Three	Three
	Months	Months	Year	Year
	Ended	Ended	Ended	Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
	(in thousands)
Adjusted EBITDA	$6,182	$55,645	$26,153	$126,908
Inventory impairment	19,335	1,877	76,521	1,877
Goodwill impairment	—	—	16,334	—
Abandoned projects	(608)	3,257	19,664	4,512
Severance charges	453	—	2,319	—
Stock option expense	880	201	2,274	594
EBITDA	(13,878)	50,310	(90,959)	119,925
Income tax expense (benefit)	(9,137)	16,389	(43,680)	40,375
Interest	6,254	6,512	18,311	15,160
Depreciation and amortization	332	371	1,260	1,349
Net income (loss)	$(11,327)	$27,038	$(66,850)	$63,041

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents net earnings before inventory impairments, write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill,  stock option expense, severance charges, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC and the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 to be filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Earned revenues
Residential properties	$203,486	$388,765	$647,316	$975,483
Land sales and other income	10,823	4,221	35,218	11,710
	214,309	392,986	682,534	987,193
Costs and expenses
Residential properties	198,191	307,272	627,687	761,270
Land sales and other expense	10,344	2,564	32,601	8,345
Selling, general and administrative	26,238	39,723	116,442	114,162
Impairment of goodwill	—	—	16,334	—
Interest, net	—	—	—	—
	234,773	349,559	793,064	883,777
Income from operations before income taxes	(20,464)	43,427	(110,530)	103,416
Income tax expense	(9,137)	16,389	(43,680)	40,375
Net income available for common shareholders	$(11,327)	$27,038	$(66,850)	$63,041

Earnings per share:
Basic	$(0.61)	$1.47	$(3.62)	$3.41
Diluted	$(0.61)	$1.44	$(3.62)	$3.35

Weighted average number of shares:
Basic	18,502	18,391	18,458	18,483
Diluted	18,585	18,732	18,458	18,824

Orleans Homebuilders, Inc
Summary of Deliveries, New Orders and Backlog by Region
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
DELIVERIES
Northern Region
Homes	140	286	429	796
Dollars	$68,655	$153,424	$207,240	$392,727
Average Sales Price	$490	$536	$483	$493
Southern region
Homes	183	335	579	862
Dollars	$90,477	$161,653	$281,356	$371,981
Average Sales Price	$494	$483	$486	$432
Florida region
Homes	52	118	271	366
Dollars	$11,646	$31,859	$66,911	$91,945
Average Sales Price	$224	$270	$247	$251
Midwestern region
Homes	68	96	208	279
Dollars	$32,708	$41,829	$91,809	$118,830
Average Sales Price	$481	$436	$441	$426
Total
Homes	443	835	1,487	2,303
Dollars	$203,486	$388,765	$647,316	$975,483
Average Sales Price	$459	$466	$435	$424

NEW ORDERS
Northern Region
Homes	127	106	490	455
Dollars	$71,084	$51,220	$251,352	$242,729
Average Sales Price	$560	$483	$513	$533
Southern region
Homes	126	152	520	791
Dollars	$60,717	$78,340	$258,240	$367,334
Average Sales Price	$482	$515	$497	$464
Florida region
Homes	36	(48)	189	145
Dollars	$9,148	$(14,038)	$38,558	$48,914
Average Sales Price	$254	$292	$204	$337
Midwestern region
Homes	39	42	182	221
Dollars	$18,356	$19,871	$82,403	$97,945
Average Sales Price	$471	$473	$453	$443
Total
Homes	328	252	1,381	1,612
Dollars	$159,305	$135,393	$630,553	$756,922
Average Sales Price	$486	$537	$457	$470

	At June 30,	At June 30,
BACKLOG	2007	2006
Northern Region
Homes	255	194
Dollars	$144,635	$100,523
Average Sales Price	$567	$518
Southern region
Homes	243	302
Dollars	$130,528	$153,644
Average Sales Price	$537	$509
Florida region
Homes	56	138
Dollars	$14,818	$43,171
Average Sales Price	$265	$313
Midwestern region
Homes	55	81
Dollars	$27,932	$37,338
Average Sales Price	$508	$461
Total
Homes	609	715
Dollars	$317,913	$334,676
Average Sales Price	$522	$468

Orleans Homebuilders, Inc
Selected Balance Sheet Data
(in thousands)
(Unaudited)

	June 30, 2007	June 30, 2006
Cash and cash equivalents	$19,991	$15,964
Restricted cash - due from title company	25,483	25,304
Residential properties	228,146	272,068
Land and improvements	511,872	544,574
Inventory not owned	47,214	117,073
Deferred tax asset	23,480	—
Land deposits and costs of future developments	13,102	26,862
Total assets	910,944	1,060,503
Obligations related to inventory not owned	38,914	103,636
Mortgage obligations secured by real estate	469,123	422,608
Subordinated notes	105,000	105,000
Other notes payable	787	5,885
Shareholders’ equity	224,534	291,942

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